UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Career Education Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[The following press release was issued by Career Education Corporation on May 17, 2006.]

FOR IMMEDIATE RELEASE

Contact:

Media:	Investor Relations:
Pattie Overstreet-Miller	Karen King
847/851-7351	847/585-3899
www.careered.com	www.careered.com

Lynne Baker

847/851-7006

www.careered.com

CAREER EDUCATION SENDS CEASE AND DESIST LETTER TO DISSIDENT FOR USE OF INACCURATE AND MISLEADING PROXY MATERIALS

Career Education Files Complaint Letter with SEC

HOFFMAN ESTATES, IL, MAY 17, 2006 – Career Education Corporation (NASDAQ: CECO) today announced that it has sent a cease and desist letter to Steven Bostic, its dissident shareholder, for Bostic’s repeated use of misleading information in his proxy solicitations.

In addition, Career Education has filed a complaint letter with the Securities and Exchange Commission charging Bostic with filing materially false and misleading proxy solicitation materials on May 10, 12 and 16, 2006, and seeking the correction or retraction of these inaccurate materials. “The materials are further evidence of Bostic’s dissemination of false and misleading information about the company, its Board of Directors and senior management in order to improperly influence the media and CEC stockholders to advance his proxy campaign,” said Janice Block, Chief Legal Officer for Career Education Corporation.

CEC’s Board of Directors sent this letter to Bostic and his attorney yesterday:

May 16, 2006

Dear Mr. Bostic:

We write to you to insist that you immediately cease and desist from disseminating false and misleading information to the stockholders of Career Education Corporation (“CEC”), and that you immediately correct proxy solicitation materials which contain this false and misleading information.

In particular, we draw your attention to your oft-repeated statements about CEC’s “recent” student drops and your use of a “CEC internal drop report” to support your outrageously false statements that “96,388 students dropped out of CEC programs in a recent reporting period.”  What you failed to disclose in your statement, however, is that the document you are disseminating was from Q1 2004 and was subject to a later memorandum — distributed shortly thereafter to everyone who received the original document — that specifically stated that the earlier report contained erroneous information with regard to drop rates. The corrected version of the document, which was also disseminated with the memorandum, contains numbers nowhere close to those that you are using with our stockholders. To protect our company and its stockholders from your distortions of the truth, we have filed a complaint letter with the Securities and Exchange Commission regarding your improper use of this erroneous information. Without question, you must have understood that in no quarter, or even a full year, has CEC ever had student drops that equal nearly the entirety of CEC’s student enrollment, as you repeatedly and recklessly charge. Indeed, the actual report confirms that CEC’s drop numbers for Q1 2004 were 10,485 for the Colleges, Schools and Universities group — which do not even approach the figures upon which you rely.

You must have known that the report you keep citing is not “recent.”  The report refers to three segments—one of which is Jon Coover’s Group. As you well know, Mr. Coover’s employment at CEC terminated for cause in July 2004, nearly two years ago.

As you continue to provide the stockholders with false and misleading information in advance of CEC’s upcoming annual meeting, you do not further the interests of the stockholders or CEC. Such tactics are irresponsible and injure the stockholders and the company.   By noon tomorrow, please provide assurances that you will immediately cease and desist from the further dissemination of false and misleading information and that you will immediately correct your false and misleading proxy solicitation materials.

Career Education Corporation Board of Directors

cc: Louis J. Bevilacqua, Esq.

Cadwalader, Wickersham & Taft, LLP

About Career Education Corporation

The colleges, schools and universities that are part of the Career Education Corporation (CEC) family offer high quality education to more than 95,000 students across the world in a variety of career-oriented disciplines. The 80-plus campuses that serve these students are located throughout the U. S., Canada, France, the United Kingdom, and the United Arab Emirates and offer doctoral, master’s, bachelor’s, and associate degrees and diploma and certificate programs. Approximately one third of students attend the web-based virtual campuses of American InterContinental University Online and Colorado Technical University Online.

Career Education is an industry leader whose gold-standard brands are recognized globally. Those brands include, among others, the Le Cordon Bleu schools of North America; the Harrington School of Design; the Brooks Institute of Photography; the Katharine Gibbs schools; American InterContinental University; Colorado Technical University and Sanford Brown. The mission of CEC, through its schools, its educators, and its employees is education—their primary goal, to enable students to graduate successfully and pursue rewarding careers.

For more information see www.careered.com. The company’s website also has a detailed listing of individual campus locations and web links for its 80-plus colleges, schools and universities.

#              #              #

[The following letter was sent by Career Education Corporation’s Board of Directors to Steven Bostic and his counsel on May 17, 2006.]

May 16, 2006

VIA FACSIMILE AND U.S. MAIL

Mr. Steven Bostic

Wachovia Plaza

P.O.Box 31046

Sea Island, Georgia 31561

Dear Mr. Bostic:

We write to you to insist that you immediately cease and desist from disseminating false and misleading information to the stockholders of Career Education Corporation (“CEC”), and that you immediately correct proxy solicitation materials which contain this false and misleading information.

In particular, we draw your attention to your oft-repeated statements about CEC’s “recent” student drops and your use of a “CEC internal drop report” to support your outrageously false statements that “96,388 students dropped out of CEC programs in a recent reporting period.”  What you failed to disclose in your statement, however, is that the document you are disseminating was from Q1 2004 and was subject to a later memorandum — distributed shortly thereafter to everyone who received the original document — that specifically stated that the earlier report contained erroneous information with regard to drop rates. The corrected version of the document, which was also disseminated with the memorandum, contains numbers nowhere close to those that you are using with our stockholders. To protect our company and its stockholders from your distortions of the truth, we have filed a complaint letter with the Securities and Exchange Commission regarding your improper use of this erroneous information. Without question, you must have understood that in no quarter, or even a full year, has CEC ever had student drops that equal nearly the entirety of CEC’s student enrollment, as you repeatedly and recklessly charge. Indeed, the actual report confirms that CEC’s drop numbers for Q1 2004 were 10,485 for the Colleges, Schools and Universities group — which do not even approach the figures upon which you rely.

You must have known that the report you keep citing is not “recent.”  The report refers to three segments—one of which is Jon Coover’s Group. As you well know, Mr. Coover’s employment at CEC terminated for cause in July 2004, nearly two years ago.

As you continue to provide the stockholders with false and misleading information in advance of CEC’s upcoming annual meeting, you do not further the interests of the stockholders or CEC. Such tactics are irresponsible and injure the stockholders and the company.   By noon tomorrow, please provide assurances that you will immediately cease and desist from the further dissemination of false and misleading information and that you will immediately correct your false and misleading proxy solicitation materials.

Career Education Corporation Board of Directors

cc: Louis J. Bevilacqua, Esq.

Cadwalader, Wickersham & Taft, LLP